Exhibit 10.40

EMPLOYMENT, NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

This EMPLOYMENT, NON-DISCLOSURE NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of March 04, 2008  (the “Effective Date”), by and between INTERACTIVE INTELLIGENCE, INC., an Indiana corporation having its principal place of business in Indianapolis, Indiana ("Interactive"), and William Gildea III (“Employee”).

Recitals

A. For purposes of this Agreement, the term the “Company” means Interactive and/or each of its direct or indirect subsidiaries and/or any affiliate entity in which Interactive directly or indirectly owns a controlling interest or that Interactive otherwise controls provided that Employee is employed by, provides services for the benefit of, or receives or has access to confidential information concerning such subsidiary or affiliate at any time from the date of this Agreement until Employee is no longer employed with any Interactive-related entity.

B. Employee desires to be employed or to continue to be employed by the Company.  The Company desires to employ or to continue to employ Employee provided it is afforded the protections of this Agreement.  In the course of Employee’s employment by the Company, Employee (i) will have access to and will acquire certain trade secrets and confidential information of the Company, (ii) may create inventions, developments or works relating to the Company’s business and (iii) will help develop and maintain goodwill with the Company’s customers.

C. To induce the Company to employ or to continue to employ Employee and give Employee access to certain of the Company’s trade secrets, confidential information and customer relationships, Employee is willing to enter into this Agreement for the protection of the Company’s trade secrets, confidential information, intellectual property and goodwill.

Agreement

In consideration of the foregoing recitals, the Company’s employment of Employee, and the promises and covenants contained in this Agreement, Interactive and Employee agree as follows:

1. Employment.  Pursuant to the terms and conditions of this Agreement, the Company agrees to employ Employee and Employee agrees to be employed by the Company for a period commencing on the Effective Date and continuing until terminated by either party.  Employee will serve initially in the position designated in the Initial Position, Compensation and Benefits Schedule attached hereto as Schedule A ("Schedule A") and will have those duties and responsibilities that the Company assigns to Employee from time to time.  The Company shall have the right in its sole discretion to assign Employee a different position or title, or new or different duties and responsibilities, during Employee's employment with the Company.

2. Compensation.  As remuneration for all services to be rendered by Employee during Employee's employment under this Agreement, and as consideration for complying with the covenants herein, the Company will pay and provide to Employee the following:

a. Salary.  During Employee's employment, the Company shall pay Employee a salary or other base rate compensation.  Employee's initial salary or other base rate compensation as of the Effective Date is set forth in Schedule A.  The Company and Employee acknowledge and agree that the Company, in its sole discretion, may adjust the amount of Employee's salary or other base rate compensation (or any other elements of compensation) from time to time during Employee's employment with the Company.  The salary or base rate compensation shall be paid to Employee consistent with the customary payroll practices of the Company.

b. Benefits.  During Employee's employment, Employee will be entitled to participate in the Company's employee benefit plans to which other employees of the Company are generally entitled to participate; provided, however, Employee's entitlement to participate in such benefit plans is subject to the eligibility requirements and other provisions of such benefit plans.  The employee benefit plans in which Employee will initially be entitled to participate, subject to the eligibility requirements and other provisions of such plans, are identified in Schedule A.  Employee understands and agrees that the Company, in its sole discretion, may change, amend or discontinue any of its employee benefit plans or programs at any time during Employee's employment with the Company, and nothing contained in this Agreement shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any benefit plan or program.

3. Termination.  The Company and Employee acknowledge and agree that Employee's employment is on an at-will basis, and, accordingly, either the Company or Employee may terminate the employment relationship at any time for any reason, or no reason, with or without cause, and with or without advance notice.  This Agreement does not guarantee employment for any specific duration.

4. Best Efforts and Duty of Loyalty.  During Employee’s employment with the Company, Employee will:  (a) devote Employee’s best efforts to the furtherance of the business of the Company; (b) will not engage, directly or indirectly, in any activity, employment or business venture, whether or not for remuneration, that is competitive with the Company’s business in any respect; and (c)  will not take any action, or make any omission, that deprives the Company of any business opportunities or otherwise act in a manner that conflicts with the best interest of the Company or is detrimental to the business of the Company.

5. Company Property.  Employee acknowledges and agrees that all tangible materials, equipment, documents, copies of documents, data compilations (in whatever form), and electronically created or stored materials that Employee receives or makes in the course of Employee’s employment with the Company are and shall remain the property of the Company, and Employee shall immediately return such property to the Company upon the Company’s request or upon termination of Employee’s employment with the Company.

6. Intellectual Property.

a. As used in this Agreement, the term “Inventions” means any and all discoveries, inventions, developments, concepts, ideas and improvements related to Company’s business, actual or contemplated, whether patentable or not, including, but not limited to, business processes and methods, product concepts, product line extensions, new product formulations as well as improvements to any of the foregoing or know-how related thereto.  All Inventions made or conceived by Employee, either solely or jointly with others, during Employee’s employment by the Company, which are (1) related to the Company’s present business or future business which the Company had under consideration while Employee was employed by the Company, or (2) made by Employee in the course of Employee’s employment or with the use of the Company’s facilities, materials or personnel, and whether patented or not, are solely the property of the Company.  Employee will, without royalty or other consideration:  (i) inform the Company promptly and fully of such Inventions by written reports, setting forth in detail the procedures employed and the results achieved, (ii) assign, and does hereby assign, to the Company all Employee’s right, title and interest in and to such Inventions and applications for United States and foreign Letters Patent, any United States and foreign Letters Patent and renewals thereof granted upon such Inventions, (iii) assist the Company or its nominees, at the expense of the Company, to obtain such United States and foreign Letters Patent for such Inventions as the Company may elect and (iv) execute, acknowledge and deliver to the Company at its expense such written documents and instruments and do such other acts as may be necessary in the opinion of the Company to obtain and maintain United States and foreign Letters Patent upon such Inventions and to vest the entire right and title thereto in the Company and to confirm the complete ownership by the Company of such Inventions.

b. As used in this Agreement, “Works” means all works of authorship fixed in a tangible medium of expression by Employee which are made during Employee’s employment by the Company and which (1) are made by Employee during the course of or which result from Employee’s employment by the Company, or (2) relate to the Company’s present business or future business which the Company had under consideration while Employee was employed by the Company including, but not limited to, flow charts, algorithms, computer programs, computer source codes and object codes, notes, drawings, memoranda, correspondence, documents, records and notebooks.  All Works created by Employee are and will remain exclusively the property of the Company.  Each such Work is a “work made for hire,” and the Company may file applications to register copyright as author thereof.  To the extent such Work cannot be a “work made for hire” under the U.S. Copyright Act, all of Employee's right, title and interest in any such Work shall be and hereby is assigned and transferred to Company.  Employee will do whatever reasonable acts the Company requests to secure or aid in securing copyright protection and will assist the Company or its nominees in filing applications to register claims or copyright in such Works.  Except in connection with the performance of Employee's duties for the Company, Employee will not reproduce, distribute, display publicly or perform publicly, alone or in connection with any data processing system, any Works of the Company without written permission from the Company to do so.  Upon the Company’s request or upon termination of Employee’s employment, Employee will immediately deliver to the Company all Works and copies thereof then in Employee’s possession or under Employee’s control.

c. Employee hereby assigns and transfers to the Company any “moral” rights Employee may have in any Inventions or Works under any copyright, patent or other law, whether United States or foreign.  Employee agrees to waive and never assert any such “moral” rights in any Inventions or Works during or after the termination of employment with the Company.  Employee agrees that the Company and its licensees have sole discretion with regard to how and for what purposes, if any, any Inventions or Works are used or distributed

d. In the event the Company is unable, for any reason whatsoever, to secure Employee’s signature to any lawful or necessary documents required to apply for, prosecute, perfect, or assign any United States or foreign application for Letters Patent, trademark or copyright registration, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and on Employee’s behalf, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution, issuance or assignment of Letters Patent on such Developments, or registrations for trademark or copyright on such Developments, with the same force and effect as if executed by Employee.  Employee hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, which Employee may now have or may hereafter have for infringement of any patent, trademark, or copyright resulting from any such application.

7. Non-Disclosure of Confidential Information.  As used in this Agreement, the term “Confidential Information” means any and all of the Company’s trade secrets, confidential and proprietary information and all other non-public information and data of the Company or its businesses, including, without limitation, lists of customers, information pertaining to customers, information received from customers, information pertaining to business partners, information received from business partners, information received from any third parties that the Company is obligated to keep confidential, marketing plans and strategies, information pertaining to suppliers, pricing information, cost information, research and development information, processes, programs, inventions, business plans, financial information, data compilations, personnel information and information about prospective customers or prospective products and services, whether or not reduced to writing or other tangible medium of expression, including work product created by Employee in rendering services for the Company.  During Employee’s employment with the Company and thereafter, Employee will not use or disclose to others any of the Confidential Information, except as authorized in writing by the Company or in the performance of work assigned to Employee by the Company.  Employee agrees that the Company owns the Confidential Information and Employee has no rights, title or interest in any of the Confidential Information.  Additionally, Employee will abide by the Company’s policies protecting the Confidential Information.  At the Company’s request or upon termination of Employee’s employment with the Company, Employee will immediately deliver to the Company any and all materials (including copies and electronically stored data) containing any Confidential Information in Employee’s possession, custody or control.  Upon termination of Employee’s employment with the Company for any reason, Employee will, if requested by the Company, provide the Company with a sworn written statement disclosing whether Employee has returned to the Company all materials (including all copies and electronically stored data) containing any Confidential Information previously in Employee’s possession, custody or control.  Employee’s confidentiality obligations shall continue as long as the Confidential Information remains confidential, and shall not apply to information which becomes generally known to the public through no fault or action of Employee or others who were under confidentiality obligations as to such information.

8. Non-Competition Covenants.  Employee agrees to the following non-competition covenants:

a. During Employee's employment with the Company and for a period of twelve (12) months immediately after the termination of such employment, Employee will not provide, sell,  market, assist in the provision, selling or marketing of, or attempt to provide, sell or market any Competing Products/Services to any of the Company’s Customers or otherwise solicit or communicate with any of the Company’s Customers for the purpose of selling, providing or servicing or attempting to sell, provide or service any Competing Products/Services.  For purposes of this Agreement, the term “Competing Products/Services” means products and/or services that are similar to and competitive with the products and/or services that are offered, sold or provided by the Company at the time of the termination of Employee’s employment with the Company or within twenty-four (24) months immediately prior to such termination.  For purposes of this Agreement, the term “Company’s Customers” means any person or entity to whom the Company sold or provided any products and/or services at any time during the twenty-four (24) months immediately preceding the termination of Employee’s employment with the Company.

b. During Employee's employment with the Company and for a period of eighteen (18) months immediately after the termination of such employment, Employee will not provide, sell, market, assist in the provision, selling or marketing of, or attempt to provide, sell or market any Competing Products/Services to any of the Company's Customers to whom Employee made (or assisted in) sales or provided (or assisted in the provision of) services on behalf of the Company, with whom Employee had business contact on behalf of the Company, for whom Employee had any sales or service or product responsibility (including without limitation any supervisory or managerial responsibility) on behalf of the Company or about whom Employee acquired or had access to any Confidential Information concerning the Company’s business with such customer at any time during the twenty-four (24) months immediately preceding the termination of Employee's employment with the Company, or otherwise solicit or communicate with any such customers for the purposes of selling, providing or servicing any Competing Products/Services.

c. During Employee's employment with the Company and for a period of twelve (12) months immediately after the termination of such employment, Employee will not provide, sell, market, assist in the provision, selling or marketing of, or attempt to provide, sell or market any “Competing Products/Services” to any of the Company’s “Active Prospects,” or otherwise solicit or communicate with any of the Company’s “Active Prospects” for the purpose of selling or providing any Competing Products/Services.  For purposes of this Agreement, the term “Active Prospects” means any potential customers with which the Company has communicated and (1) to which the Company has submitted a proposal or quote for the sale or provision of goods or services, (2) for whom the Company has begun formulating or preparing a proposal or quote for the sale or provision of goods or services or (3) for which the Company has received a response or inquiry requesting either a proposal, quote or additional information relating to the Company’s products and/or services, within the six (6) month period immediately preceding the termination of Employee’s employment with the Company.

d. During Employee's employment with the Company and for a period of eighteen (18) months immediately after the termination of such employment, Employee will not solicit, recruit, hire, employ or attempt to hire or employ, or assist any person or entity in the recruitment or hiring of, any person who is an employee of the Company, or otherwise urge, induce or seek to induce any person to terminate his/her employment with the Company.

e. During Employee's employment with the Company and for a period of eighteen (18) months immediately after the termination of such employment, Employee will not urge, induce or seek to induce any of the Company’s independent contractors, subcontractors, business partners, distributors, brokers, consultants, sales representatives, vendors or suppliers to terminate their relationship with, or representation of, the Company or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with, or representation of, the Company for whatever purpose or reason.

f. During Employee's employment with the Company and for a period of eighteen (18) months immediately after the termination of such employment, Employee will before commencing employment with or providing services to any other business enterprise,  whether as an employee, independent contractor, consultant, advisor or otherwise:  (1) notify the Company in writing of the proposed employment or services engagement, including the details concerning the identity of the business enterprise and the nature of the proposed employment or services engagement; and (2) notify such business enterprise of this Agreement and provide such business enterprise with a copy of this Agreement.

g. Employee acknowledges and agrees that the covenants contained in this Section 8 prohibit Employee from engaging in certain activities directly or indirectly, whether on Employee’s own behalf or on the behalf of any other person or entity, and regardless the capacity in which Employee is acting, including without limitation as an employee, independent contractor, owner, partner or advisor.

h. In the event Employee violates any of the non-competition covenants contained in this Section 8, the duration of all such non-competition covenants shall automatically be extended by the length of time during which Employee was in violation of any such covenant.

i. The Company and Employee agree that for purposes of the non-competition covenants set forth in Section 8 of this Agreement, the term “Employee’s employment with the Company” includes not only the period during which Employee is directly employed by the Company, but also any period thereafter during which Employee provides services to the Company in any manner whatsoever, including without limitation as a consultant, independent contractor or leased employee.  Accordingly, all post-employment restrictions shall begin to run from the time at which Employee ceases to provide services to the Company in any manner whatsoever, including without limitation as an employee, consultant, independent contractor or leased employee.

9. Severability; Reformation of Restrictions.  The covenants and restrictions in this Agreement are separate and divisible, and to the extent any covenant, provision or portion of this Agreement is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement.  If any particular covenant, provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, including, but not limited to, the time period, geographic area and/or scope of activity covered by any non-competition covenant, such covenant, provision or clause shall automatically be deemed reformed such that the contested covenant, provision or portion will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law.  The Company and Employee agree that any court interpreting any non-competition or non-disclosure provision of this Agreement shall, if necessary, reform any such provision to make it enforceable under applicable law.

10. Remedies.  Employee recognizes that a breach or threatened breach by Employee of  this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury, and, accordingly, agrees that the Company shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available, including the recovery of monetary damages from Employee.  In addition to all other relief to which it shall be entitled, the Company shall be entitled to recover from Employee all litigation costs and attorneys’ fees incurred by the Company in any action or proceeding relating to this Agreement in which the Company prevails in any respect, including, but not limited to, any action or proceeding in which the Company seeks enforcement of this Agreement or seeks relief from Employee’s violation of this Agreement.

11. Survival of Obligations.  Employee acknowledges and agrees that certain of Employee’s obligations under this Agreement, including, without limitation, Employee’s non-disclosure and non-competition obligations, shall survive the termination of Employee’s employment with the Company, whether or not such termination is with or without cause or whether or not it is voluntary or involuntary.  Employee further acknowledges and agrees that Employee’s intellectual property, non-disclosure and non-competition covenants set forth in Sections 6, 7 and 8 of this Agreement shall be construed as independent covenants and that no breach of any contractual or legal duty by the Company shall be held sufficient to excuse or terminate Employee’s obligations under Sections 6, 7 and 8 of this Agreement or to preclude the Company from obtaining injunctive relief for Employee’s violation or threatened violation of such covenants.

12. No Conflicting Agreements; No Use of Others’ Trade Secrets.  Employee represents and warrants to the Company that:  (a) Employee’s employment by the Company and the performance of Employee’s employment duties will not constitute a breach of any agreements to which Employee is a party, including without limitation any employment or non-competition agreement with any former employer; and (b) Employee has not brought and will not bring to the Company and will not use or disclose during the performance of Employee’s employment services for the Company any documents, materials or information subject to any legally enforceable restrictions or obligations as to confidentiality or secrecy.

13. Reasonableness of Terms.  The Company and Employee acknowledge and agree that the restrictions imposed upon Employee under this Agreement are reasonable and necessary for the protection of the Company’s legitimate interest, including without limitation for the protection of the Company’s trade secrets, confidential information and good will, particularly given that:  (a) the Company is engaged in a highly competitive business; and (b) Employee will have access to and will help develop Confidential Information and/or will help develop goodwill with the Company’s customers.  Employee further acknowledges and agrees that the restrictions set forth in this Agreement will not pose any substantial hardship on Employee and that Employee will reasonably be able to earn a livelihood without violating any provision of this Agreement.

14. Governing Law; Choice of Forum.  The Company and Employee acknowledge and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of Indiana, without giving effect to any choice or conflict of law rule or principle (whether the State of Indiana or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Indiana.  The Company and Employee further acknowledge and agree that this Agreement is intended, among other things, to supplement the provisions of the Uniform Trade Secrets Act, as amended from time to time, and the duties Employee owes to the Company under the common law, including, but not limited to, the duty of loyalty, and this Agreement does not nullify any legal duties or obligations Employee owes to the Company under the common law or applicable statutes.  The Company and Employee agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Marion County, Indiana, or in the United States District Court for the Southern District of Indiana, Indianapolis Division; further, the parties hereby irrevocably consent and submit to the jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue (including, without limitation, any objection based on inconvenient forum grounds) in any action commenced or maintained in such courts.

15. Employment Policies.   Employee acknowledges that not all rules and policies applicable to Employee’s employment are contained in this Agreement, and Employee agrees to abide by any employment or work rules and/or policies that the Company currently has or may adopt, amend or implement from time to time during Employee’s employment with the Company.

16. Successors and Assigns.  The Company shall have the right to assign this Agreement.  This Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on Employee, Employee’s executors, administrators, personal representatives or other successors in interest.  Employee shall not have the right to assign this Agreement.

17. Standing.  Employee acknowledges that this Agreement is intended to benefit, and may be enforced by, Interactive or any of its subsidiaries or affiliates which are included within the definition of the Company as set forth in recital A of this Agreement.

18. No Waiver.  The failure of the Company to insist in any one or more instances upon such performance of any of the provisions of this Agreement or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.

19. Entire Agreement; Modification.  This Agreement constitutes the entire agreement of the parties with respect to the subjects specifically addressed herein, and supersedes any prior agreements, understandings, or representations, oral or written, on the subjects addressed herein.  This Agreement may not be amended, supplemented, or modified except by a written document signed by both Employee and a duly authorized officer of the Company.

20. Standing.  Employee acknowledges that this Agreement is intended to benefit, and may be enforced by, Interactive and/or any other affiliated entities as described in the above-stated definition of the Company.

21. Counterparts.  This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute one agreement.

IN WITNESS WHEREOF, Interactive and Employee have executed this Agreement in Indianapolis, Indiana, as of the date first hereinabove stated.

INTERACTIVE INTELLIGENCE, INC.                                                                                     EMPLOYEE

By:  /s/Stephen R. Head                                                                                                            /s/ William Gildea III

Printed Name: Stephen R. Head                                                                                               William Gildea III
Title: Chief Financial Officer

SCHEDULE A TO EMPLOYMENT, NON-DISCLOSURE
AND NON-COMPETITION AGREEMENT Dated March 04, 2008
BETWEEN
INTERACTIVE INTELLIGENCE, INC.
AND
William Gildea III

Initial Position, Compensation and Benefits Schedule

1.           Position/Title:                                Vice President of Business Development

2.	Salary or base rate: One-hundred eighty-five thousand dollars ($185,000) per year.

3.           Other compensation:  Sales bonus potential of thirty thousand dollars ($30,000) per quarter.  Bonus is based on achievement of specific objectives to be mutually agreed upon.  The bonus will be prorated for the first partial quarter from start date.

4.           Stock Options (subject to approval by Interactive’s Board of Directors):
–           Plan:        2006 Equity Incentive Plan
–           Number:  Initial stock option grant, Twenty-five thousand shares (25,000)
Another number of options will be granted quarterly.  The total number of quarterly options is to be the percentage of the year (2008) that the employee is employed by Interactive Intelligence, Inc. times 25,000, as calculated from their start date.  This total number will then be divided by the number of whole quarters that the employee is with the company and paid quarterly using the same bonus objectives set for the quarterly cash bonus.  (Example:  If the employee joins July 1 – the employee would get 12,500 options with half part of their Q3 bonus plan and half part of their Q4 bonus plan).
–           Exercise Price:                                Market price as of the date of grant per the plan
[Such stock options are subject to and governed by the terms and conditions of the applicable stock option plan, as may be amended from time to time.]

5.	Vacation:	Such vacation is earned on an accrual basis and is subject to and governed by the Company's vacation policies, as may be amended from time to time. Refer to Team Member Guidebook.

6.	Other Benefits:	Medical, Vision and Dental Insurance, 401k Plan, Long-Term Disability Insurance, Cafeteria 125 Plan

[Such benefits are subject to and governed by the terms and conditions of such plans, as may be amended from time to time.]

The Company may, in its sole discretion, modify, adjust or change (increase or decrease) Employee’s compensation and benefits, including, without limitation, the salary or base rate compensation, from time to time during Employee’s employment with the Company.

EMPLOYEE /s/ William Gildea III William Gildea III	INTERACTIVE INTELLIGENCE, INC. By: /s/ Stephen R. Head Title: Chief Financial Officer